Exhibit 99.4
AMKOR TECHNOLOGY, INC.
CONSENT SOLICITATION STATEMENT
Solicitation of Consents Relating to Waivers
under the Indentures Governing the Following Series of Its Notes:

Title of Securities	Principal Amount Outstanding	CUSIP Number
2.50% Convertible Senior Subordinated Notes due 2011	$190,000,000	031652AX8
5% Convertible Subordinated Notes due 2007	$142,422,000	031652AH3

The Consent Solicitation for each series of Notes will expire at 5:00 p.m., New York City time, on September 29, 2006, unless otherwise extended or earlier terminated for a particular series of Notes (such time and date, as the same may be extended or earlier terminated for a particular series of Notes, the “Consent Date” for that particular series of Notes). You will be eligible to receive a Consent Fee for a particular series of Notes only if you validly deliver a consent prior to the Consent Date for that particular series of Notes (and do not properly revoke such consent prior to the date the Proposed Waivers become effective for that particular series of Notes). The Proposed Waivers for a particular series of Notes will become effective only upon receipt by the Trustee of an officers’ certificate from Amkor certifying that valid Requisite Consents to the Proposed Waivers for that particular series of Notes have been received (and not properly revoked) and have been accepted for payment by Amkor, which effective date could be prior to the Consent Date for that particular series of Notes.
     Subject to the terms and conditions set forth in this Consent Solicitation Statement (as it may be amended or supplemented from time to time, the “Consent Solicitation Statement”) and the related Letter of Consent (as it may be amended or supplemented from time to time, the “Letter of Consent”), Amkor Technology, Inc., a Delaware corporation (“Amkor” or “we”), is hereby soliciting consents (such solicitation being referred to herein as the “Consent Solicitation”) of Holders (as defined below) as of the Record Date (as defined below) of each of the series of Notes (as defined below) listed above. Capitalized terms used but not defined herein have the respective meanings set forth in the respective Indentures (as defined below).
     For each series of Notes, the purpose of the Consent Solicitation is to obtain waivers (collectively, the “Proposed Waivers”) to and including the Waiver Expiration Date (as defined below) of each of the following:
•	any and all Defaults and Events of Default, and the consequences thereof, that may have occurred or may occur under the Indenture governing that particular series of Notes from the failure by Amkor to file with the Securities and Exchange Commission (the “SEC”) prior to the applicable deadline specified in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to deliver to the Trustee and the Holders of that particular series of Notes a copy of, any report or other information as it would be required to file with the SEC under Section 13(a) or 15(d) of the Exchange Act (including, without limitation, its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 (the “Form 10-Q”)) and any related notices or reports (collectively, the “SEC Reports”), including, without limitation, any potential Default or Event of Default that may have occurred or may occur as a result of Amkor’s failure to comply with Section 4.02 or 4.03 of the Indenture;

•	any Event of Default, and the consequences thereof, that may occur under the Indenture governing that particular series of Notes as a result of the acceleration of any other Indebtedness of Amkor (including, without limitation, the other series of Notes or any series of High Yield Notes (as defined below)) in an aggregate principal amount not to exceed $450,000,000; and

•	any Termination of Trading and any and all Defaults or Events of Default, and the consequences thereof, that may have occurred or may occur under the Indenture governing that particular series of Notes as a result of Amkor’s common stock ceasing to be either listed for trading on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States, as a result of Amkor’s failure to comply with Nasdaq’s Marketplace Rule 4310(c)(14) (also referred to herein as the “Termination of Trading Waiver”).
     The Proposed Waivers are being presented as one proposal. Accordingly, a consent purporting to consent to only some of the Proposed Waivers will not be valid, and the delivery of a consent by a Holder of a particular series of Notes will constitute delivery of a consent to all of the Proposed Waivers for that particular series of Notes.
     In this Consent Solicitation Statement, the term “Record Date” means 5:00 p.m., New York City time, on August 15, 2006, and the term “Holder” with respect to a particular series of Notes means each person shown on the records of the registrar for that particular series of Notes as a registered holder as of the Record Date or a Participant (as defined below). See “Important Information Regarding Consent Delivery” below.
     As used herein, “Waiver Expiration Date” means (a) for all the Proposed Waivers, except the Termination of Trading Waiver, (i) December 31, 2006, which is the Initial Waiver Expiration Date, if Amkor does not, in its discretion, elect to extend the Initial Waiver Expiration Date, and (ii) March 31, 2007, which is the Outside Waiver Expiration Date, if Amkor, in its discretion, elects to extend the Initial Waiver Expiration Date by public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after the Initial Waiver Expiration Date, and (b) for the Termination of Trading Waiver only, (i) March 1, 2007, if Amkor does not, in its discretion, elect to the extend the Initial Waiver Expiration Date, and (ii) May 30, 2007, if Amkor, in its discretion, elects to extend the Initial Waiver Expiration Date.

The Solicitation Agent for the Consent Solicitation is:
Jefferies & Company
September 14, 2006

IMPORTANT INFORMATION REGARDING CONSENT FEES
     The obligations of Amkor to accept for payment any validly delivered (and not properly revoked) consents from, and to pay any Consent Fee (as defined below) to, Holders of a particular series of Notes are subject to the satisfaction or waiver of the applicable conditions described under “The Consent Solicitation—Conditions to Payment of Consent Fees” below.
     With respect to a particular series of Notes, if the Requisite Consents (as defined below) for that particular series of Notes are received prior to the Consent Date for that particular series of Notes, and are not properly revoked prior to the Effective Date for that particular series of Notes, subject to the terms of this Consent Solicitation Statement and the Letter of Consent and the satisfaction of the General Conditions (as defined below), we will, promptly after the Consent Date for that particular series of Notes, pay to the Holders of that particular series of Notes from whom properly executed and completed Letters of Consent are received by the Tabulation Agent (as defined below) for that particular series of Notes prior to the Consent Date for that particular series of Notes and are not properly revoked prior to the Effective Date for that particular series of Notes (such Holders, the “Consenting Holders”):
•	whether or not the SEC Reports required to be filed by Amkor with the SEC on or prior to the Effective Date for that series of Notes have been filed with the SEC, a consent fee (the “Initial Consent Fee”) in cash equal to that Consenting Holder’s pro rata share of the dollar amount set forth in the table below under the caption “Initial Consent Fee” opposite the title of that particular series of Notes; and

•	in addition, if the SEC Reports required to be filed by Amkor with the SEC on or prior to the Effective Date for that series of Notes have not been filed with the SEC on or prior to the Effective Date for that particular series of Notes and the Proposed Waivers have become effective for each series of Notes and each series of High Yield Notes, a consent fee (the “Additional Consent Fee”) in cash equal to that Consenting Holder’s pro rata share of the dollar amount set forth in the table below under the caption “Additional Consent Fee” opposite the title of that particular series of Notes.
     In addition, if we have not filed the SEC Reports with the SEC on or prior to December 31, 2006 (the “Initial Waiver Expiration Date”), we may elect to extend the Initial Waiver Expiration Date to March 31, 2007 (the “Outside Waiver Expiration Date”) and pay the Consenting Holders in cash an additional consent fee (the “Extension Consent Fee”; and the Initial Consent Fee, the Additional Consent Fee (to the extent that any is paid) and the Extension Consent Fee (to the extent that any is paid), collectively, the “Consent Fee”), which Extension Consent Fee, if paid, would be equal to that Consenting Holder’s pro rata share of the dollar amount set forth in the table below under the caption “Extension Consent Fee” opposite the title of that particular series of Notes. If Amkor elects to extend the Initial Waiver Expiration Date, the Waiver Expiration Date for the Termination of Trading Waiver would be automatically extended from March 1, 2007 to May 30, 2007.

	Initial	Additional	Extension
Title of Securities	Consent Fee	Consent Fee	Consent Fee
2.50% Convertible Senior Subordinated Notes due 2011	$190,000	$285,000	$475,000
5% Convertible Subordinated Notes due 2007	$142,422	$213,633	$356,055
     With respect to a particular series of Notes, a Consenting Holder’s pro rata share is equal to the quotient (expressed as a percentage) determined by dividing (x) the aggregate principal amount of that particular series of Notes for which that Consenting Holder has validly delivered prior to the Consent Date for that particular series of Notes, and not properly revoked prior to the Effective Date for that particular series of Notes, consents, by (y) the aggregate principal amount of all outstanding Notes of that particular series for which consents to the Proposed Waivers are validly delivered prior to the Consent Date for that particular series of Notes and not properly revoked prior to the Effective Date for that particular series of Notes.
     The dollar amounts of the Initial Consent Fee, the Additional Consent Fee and the Extension Consent Fee set forth in the table above were determined based on a fee of 10 basis points, 15 basis points and 25 basis points, respectively, of the aggregate principal amount of outstanding Notes, assuming that all of the holders of a particular series of Notes validly deliver prior to the Consent Date for that particular series of Notes (and do not revoke prior to the Effective Date for that particular series of Notes) their consents. If fewer than all of the holders of a particular series of Notes so validly deliver (and do not revoke) consents, then the Initial Consent Fee, Additional Consent Fee

i

and the Extension Consent Fee paid per $1,000 principal amount of that particular series of Notes (in each case to the extent that any such Consent Fee is paid) would be greater.
     As used herein, “Notes” means the following: (i) 2.50% Convertible Senior Subordinated Notes due 2011 (CUSIP No. 031652AX8) (the “2.50% Notes”), issued and outstanding under the Indenture, dated as of May 26, 2006 (as amended or supplemented from time to time, the “2.50% Notes Indenture”), by and between Amkor and U.S. Bank National Association, as trustee (“U.S. Bank” or the “Trustee”); and (ii) 5% Convertible Subordinated Notes due 2007 (CUSIP No. 031652AH3) (the “5% Notes”), issued and outstanding under the Indenture, dated as of March 22, 2000 (as amended or supplemented from time to time, the “5% Notes Indenture” and, together with the 2.50% Notes Indenture, the “Indentures” and, each, an “Indenture”), by and between Amkor and U.S. Bank, as trustee.
     Amkor is concurrently conducting consent solicitations with respect to its High Yield Notes to obtain waivers similar to the Proposed Waivers (excluding the Termination of Trading Waiver) and to obtain an additional waiver of the application of the restricted payments covenant of the indenture governing that particular series of High Yield Notes to the payment of any consent fee to the holders of any series of High Yield Notes or Notes that are subordinated to that particular series of High Yield Notes. As used herein, “High Yield Notes” means the following: (i) 9.25% Senior Notes due 2016 (CUSIP No. 031652AW0) (the “9.25% Notes due 2016”), issued and outstanding under the Indenture, dated as of May 26, 2006 (as amended or supplemented from time to time), by and among Amkor, the guarantors party thereto and U.S. Bank; and (ii) 7?% Senior Notes due 2011 (CUSIP No. 031652AT7) (the “7?% Notes”), issued and outstanding under the Indenture, dated as of March 12, 2004 (as amended or supplemented from time to time), by and among Amkor, the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee; (iii) 7.75% Senior Notes due 2013 (CUSIP No. 031652AQ3) (the “7.75% Notes”), issued and outstanding under the Indenture, dated as of May 8, 2003 (as amended or supplemented from time to time), by and among Amkor, the guarantors party thereto and U.S. Bank; (iv) 9.25% Senior Notes due 2008 (CUSIP No. 031652AM2) (the “9.25% Notes due 2008”), issued and outstanding under the Indenture, dated as of February 20, 2001 (as amended or supplemented from time to time), by and among Amkor, the guarantors party thereto and U.S. Bank; and (v) 10.5% Senior Subordinated Notes due 2009 (CUSIP No. 031652AE0) (the “10.5% Notes”), issued and outstanding under the Indenture, dated as of May 13, 1999 (as amended or supplemented from time to time), by and among Amkor, the guarantors party thereto and U.S. Bank.
IMPORTANT INFORMATION REGARDING THE CONSENT SOLICITATION
     The transfer of Notes after the Record Date will not have the effect of revoking any consent theretofore given by a Holder with respect to such Notes, and each properly completed and executed Letter of Consent will be counted notwithstanding any transfer of the Notes to which that Letter of Consent relates, unless the procedure for revoking consents described herein and in the Letter of Consent is satisfied with respect to that Letter of Consent.
     The Proposed Waivers for each series of Notes require for effectiveness the consent of the Holders of a majority in aggregate principal amount (the “Requisite Consents”) of that series of Notes outstanding and not owned by Amkor or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with Amkor (the “Outstanding Notes”). The Proposed Waivers for a particular series of Notes shall become effective (the date the Proposed Waivers for a particular series of Notes become effective, the “Effective Date”) only upon receipt by the Trustee of an officers’ certificate from Amkor certifying that valid Requisite Consents to the Proposed Waivers for that particular series of Notes have been received (and not properly revoked) and have been accepted for payment by Amkor, which Effective Date could be prior to the Consent Date for that particular series of Notes.
     A particular Consent Fee will be payable with respect to a particular series of Notes when all conditions applicable to the payment of that Consent Fee for that particular series of Notes described under “The Consent Solicitation—Conditions to Payment of Consent Fees” below have been satisfied or waived, including (i) in the case of the Additional Consent Fee and the Extension Consent Fee, the SEC Reports required to be filed by Amkor with the SEC on or prior to the Effective Date for that series of Notes not having been filed with the SEC on or prior to the Effective Date for that particular series of Notes and the Proposed Waivers having become effective for each series of Notes and each series of High Yield Notes, and (ii) in addition, in the case of the Extension Consent Fee, only if Amkor elects to extend the Initial Waiver Expiration Date to the Outside Waiver Expiration Date by public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after the Initial Waiver Expiration Date.

     The aggregate principal amount of the Outstanding Notes of each series of Notes is as set forth in the first table on the cover page of this Consent Solicitation Statement under “Principal Amount Outstanding.”
     With respect to each series of Notes, only Holders of that particular series of Notes whose properly executed Letters of Consent are received by the Tabulation Agent prior to the Consent Date for that particular series of Notes, and who do not properly revoke their consent prior to the Effective Date for that particular series of Notes, will be eligible to receive any Consent Fee in the event the Proposed Waivers become effective with respect to that particular series of Notes and all other applicable conditions to the payment of that Consent Fee have been satisfied or waived. All other Holders of that particular series of Notes will not be eligible to receive any Consent Fee, but will be bound by the Proposed Waivers if and when they become effective with respect to that particular series of Notes. With respect to each series of Notes, subject to the terms and applicable conditions of this Consent Solicitation Statement and the related Letter of Consent, Amkor will pay the Initial Consent Fee and any Additional Consent Fee (to the extent that any is paid) to the Consenting Holders promptly following the later of the Effective Date and the Consent Date for that particular series of Notes, and, if Amkor, in its discretion, elects to extend the Initial Waiver Expiration Date, Amkor will pay the Extension Consent Fee to the Consenting Holders promptly following public announcement of such extension.
     Holders are requested to read and consider carefully the information contained in this Consent Solicitation Statement and the related Letter of Consent and to give their consent to the Proposed Waivers by properly completing and executing the accompanying Letter of Consent in accordance with the instructions set forth herein and therein and delivering it to the Tabulation Agent prior to the Consent Date for that particular series of Notes.
     With respect to each series of Notes, Amkor expressly reserves the right, in its discretion and regardless of whether any of the conditions described under “The Consent Solicitation—Conditions to Payment of Consent Fees” have been satisfied, subject to applicable law, at any time prior to the Effective Date for that particular series of Notes to (i) terminate or withdraw the Consent Solicitation for that particular series of Notes for any reason, (ii) waive any of the conditions to the payment of any Consent Fee for that particular series of Notes, (iii) extend the Consent Date for that particular series of Notes, (iv) amend the terms of the Consent Solicitation for that particular series of Notes, or (v) modify the form or amount of the consideration to be offered pursuant to the Consent Solicitation for that particular series of Notes; provided, however, if the Consent Solicitation is amended or modified in a manner determined by Amkor in good faith to constitute a material adverse change to the Holders, Amkor will promptly disclose such amendment or modification in a manner it deems in good faith appropriate and will, if appropriate, extend the Consent Solicitation for a period it deems in good faith adequate to permit the Holders to deliver and/or revoke their consents. See “The Consent Solicitation—Consent Date; Extensions; Amendment.” Even if a Holder has validly delivered consents, no Consent Fee will be paid with respect to a particular series of Notes if the Requisite Consents are not received with respect to that particular series of Notes, if all of the other conditions to the payment of that Consent Fee have not been satisfied or waived, if the Consent Solicitation for that particular series of Notes is terminated or withdrawn for any reason or if the Proposed Waivers do not otherwise become effective for that particular series of Notes for any reason.
IMPORTANT INFORMATION REGARDING CONSENT DELIVERY
     Only Holders of a particular series of Notes are eligible to consent to the Proposed Waivers with respect to that particular series of Notes. Any beneficial owner of Notes who is not a Holder of such Notes must arrange with the person who is the Holder or such Holder’s assignee or nominee to execute and deliver a Letter of Consent on behalf of such beneficial owner. As of the Record Date, the only Holder of the Notes is Cede & Co., as nominee for The Depository Trust Company (“DTC”). For purposes of the Consent Solicitation, DTC has authorized DTC participants (“Participants”) set forth in the position listing of DTC as of the Record Date to execute Letters of Consent as if they were the Holders of the Notes held of record in the name of DTC or the name of its nominee. Accordingly, for purposes of the Consent Solicitation, the term “Holder” shall be deemed to include such Participants.
     Holders who wish to consent to the Proposed Waivers for a particular series of Notes must deliver, prior to the Consent Date for that particular series of Notes (and not properly revoke prior to the Effective Date for that particular series of Notes), their properly completed and executed Letters of Consent to the Tabulation Agent as set forth on the back cover page of this Consent Solicitation Statement and in the Letter of Consent in accordance with the instructions set forth herein and therein. Consents should not be delivered to Amkor, the Solicitation Agent, or the Trustee. However, Amkor reserves the right to accept any consent received by Amkor, the Solicitation Agent, or the Trustee. Under no circumstances should any person tender Notes to Amkor, the Tabulation Agent, the Solicitation Agent, the Trustee or any other party at any time.
     No person has been authorized to give any information or make any representations other than those contained or incorporated by reference herein or in the accompanying Letter of Consent and other materials, and, if given or made, such information or representations must not be relied upon as having been authorized by Amkor, the Trustee, the Solicitation Agent, the Tabulation Agent or any other person. The statements made in this Consent Solicitation Statement are made as of the date hereof, and the delivery of this Consent Solicitation Statement and the accompanying materials shall not, under any circumstances, create any implication that the information contained herein is correct after the date hereof.
     Unless you are a Holder, please handle all matters with respect to the Consent Solicitation through your nominee bank or broker through whom you hold an interest in the Notes. Questions concerning the terms of the Consent Solicitation should be directed to either the Solicitation Agent or the Tabulation Agent at the address or telephone numbers set forth on the back cover page hereof. Requests for assistance in completing and delivering Letters of Consent or requests for additional copies of this Consent Solicitation Statement, the Letter of Consent or other related documents should be directed to the Tabulation Agent at the address or telephone number set forth on the back cover page hereof.
     The Consent Solicitation is not being made to, and Letters of Consent will not be accepted from or on behalf of, Holders in any jurisdiction in which the making of the Consent Solicitation or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Amkor may in its discretion take such action as it may deem necessary to make the Consent Solicitation in any such jurisdiction and to extend the Consent Solicitation to Holders in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Consent Solicitation to be made by a licensed broker or dealer, the Consent Solicitation will be deemed to be made on behalf of Amkor by the Solicitation Agent or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
     Recipients of this Consent Solicitation Statement and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Consent Solicitation.
     This Consent Solicitation Statement has not been filed with or reviewed by the SEC or any state securities commission, nor has any such commission passed upon the accuracy or adequacy of this Consent Solicitation Statement, the Letter of Consent or any of the other documents delivered herewith.

v

SUMMARY TERM SHEET
     This summary term sheet highlights certain material information in this Consent Solicitation Statement, but does not describe all of the details of the Consent Solicitation to the same extent described in this Consent Solicitation Statement and the accompanying Letter of Consent. The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Consent Solicitation Statement and the accompanying Letter of Consent. You are urged to read these documents in their entirety because they contain the full details of the Consent Solicitation.

What is the Consent Solicitation?.	For each series of Notes, Amkor is soliciting consents from the Holders of that particular series of Notes to the Proposed Waivers with respect to that particular series of Notes. The Proposed Waivers for a particular series of Notes require for effectiveness the consent of the Holders of a majority in aggregate principal amount of that series of Notes outstanding as of the Record Date and not owned by Amkor or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with Amkor.

The Proposed Waivers are being presented as one proposal. Accordingly, a consent purporting to consent to only some of the Proposed Waivers will not be valid, and the delivery of a consent by a Holder of a particular series of Notes will constitute delivery of a consent to all of the Proposed Waivers for that particular series of Notes.

What are the Proposed Waivers?.	The Proposed Waivers with respect to a particular series of Notes would waive, to and including the Waiver Expiration Date, each of the following:

•   any and all Defaults and Events of Default, and the consequences thereof, that may have occurred or may occur under the Indenture governing that particular series of Notes from the failure by Amkor to file with the SEC prior to the applicable deadline specified in the Exchange Act, and to deliver to the Trustee and the Holders of that particular series of Notes a copy of, the SEC Reports, including, without limitation, any potential Default or Event of Default that may have occurred or may occur as a result of Amkor’s failure to comply with Section 4.02 or 4.03 of the Indenture;

•   any Event of Default, and the consequences thereof, that may occur under the Indenture governing that particular series of Notes as a result of the acceleration of any other Indebtedness of Amkor (including, without limitation, the other series of Notes or any series of High Yield Notes) in an aggregate principal amount not to exceed $450,000,000; and

•   any Termination of Trading and any and all Defaults or Events of Default, and the consequences thereof, that may have occurred or may occur under the Indenture governing that particular series of Notes as a result of Amkor’s common stock ceasing to be either listed for trading on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States, as a result of Amkor’s failure to comply with

Nasdaq’s Marketplace Rule 4310(c)(14) (also referred to herein as the “Termination of Trading Waiver”).

For a more detailed description of the Proposed Waivers, see “Background of the Consent Solicitation” and “The Proposed Waivers” below.

What is the Waiver Expiration Date?.	The “Waiver Expiration Date” means (a) for all the Proposed Waivers, except the Termination of Trading Waiver, (i) December 31, 2006, which is the Initial Waiver Expiration Date, if Amkor does not, in its discretion, elect to extend the Initial Waiver Expiration Date, and (ii) March 31, 2007, which is the Outside Waiver Expiration Date, if Amkor, in its discretion, elects to extend the Initial Waiver Expiration Date by public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after the Initial Waiver Expiration Date, and (b) for the Termination of Trading Waiver only, (i) March 1, 2007, if Amkor does not, in its discretion, elect to the extend the Initial Waiver Expiration Date, and (ii) May 30, 2007, if Amkor, in its discretion, elects to extend the Initial Waiver Expiration Date.

When does the Consent Solicitation expire?.	The Consent Solicitation for each series of Notes will expire at 5:00 p.m., New York City time, on September 29, 2006, unless it is extended or earlier terminated for a particular series of Notes (such time and date, as the same may be extended or earlier terminated for a particular series of Notes, the “Consent Date” for that particular series of Notes).

What are the three types of Consent Fees?.	With respect to a particular series of Notes, Holders of that particular series of Notes who validly deliver consents prior to the Consent Date for that particular series of Notes, and do not properly revoke such consents prior to the Effective Date for that particular series of Notes, are eligible to receive such Holder’s pro rata share of the dollar amount set forth in the table below opposite the title of that particular series of Notes, subject to the satisfaction or wavier of the conditions to payment of that Consent Fee:

	Initial	Additional	Extension
	Consent	Consent	Consent
Title of Securities	Fee	Fee	Fee
2.50% Convertible Senior Subordinated Notes due 2011	$190,000	$285,000	$475,000
5% Convertible Subordinated Notes due 2007	$142,422	$213,633	$356,055

With respect to a particular series of Notes, a Consenting Holder’s pro rata share is equal to the quotient (expressed as a percentage) determined by dividing (x) the aggregate principal amount of that particular series of Notes for which that Consenting Holder has validly delivered prior to the Consent Date for that particular series of Notes, and not properly revoked prior to the Effective Date for that particular series of Notes, consents, by (y) the aggregate principal amount of all outstanding Notes of that particular series for which consents to the Proposed Waivers are validly delivered prior to the Consent Date for that particular series of Notes and not properly revoked prior to the

Effective Date for that particular series of Notes.

What are the conditions to payment of the Initial Consent Fee?	with respect to each series of Notes, the obligation of Amkor to pay the Initial Consent Fee with respect thereto is subject to the satisfaction or waiver of the following conditions (the “General Conditions”):

• the Requisite Consents having been received prior to the Consent Date for that particular series of Notes (and not properly revoked prior to the Effective Date for that particular series of Notes);

•   Amkor having obtained all necessary consents and waivers, if any, to the payment of the applicable Consent Fee from (i) the requisite lenders under the Company’s Loan and Security Agreement dated as of November 28, 2005 and Second Lien Credit Agreement dated as of October 27, 2004, and (ii) the holders of each series of High Yield Notes and each other series of Notes, in each case that are senior to that particular series of Notes; and

•   the absence of any law or regulation, and the absence of any injunction or action or other proceeding (pending or threatened) that (in the case of any action or proceeding if adversely determined) would make unlawful or invalid or enjoin the implementation of the Proposed Waivers or the payment of the applicable Consent Fee or that would question the legality or validity thereof.

If the General Conditions have been satisfied or waived, the Initial Consent Fee will be payable whether or not the SEC Reports required to be filed by Amkor with the SEC on or prior to the Effective Date for that series of Notes have been filed with the SEC.

When will I get paid the Initial Consent Fee?.	The Initial Consent Fee for a particular series of Notes will be paid promptly following the later of the Effective Date and the Consent Date for that particular series of Notes, assuming all conditions to the payment of the Initial Consent Fee have been satisfied or waived.

What are the conditions to payment of the Additional Consent Fee?.	In addition to the satisfaction or waiver of the General Conditions, the obligation of Amkor to pay the Additional Consent Fee with respect thereto is subject to (i) the SEC Reports required to be filed by Amkor with the SEC on or prior to the Effective Date for that series of Notes not having been filed with the SEC on or prior to the Effective Date for that particular series of Notes and (ii) the Proposed Waivers having become effective for each other series of Notes and each series of High Yield Notes ((i) and (ii), the “Additional Conditions”).

When will I get paid any Additional Consent Fee (to the extent that any is paid)?.	The Additional Consent Fee (to the extent that any is paid) for a particular series of Notes will be paid promptly following the later of the Effective Date and the Consent Date for that particular series of Notes, assuming all conditions to the payment of the Additional Consent Fee have been satisfied or waived.

What is the Extension Consent Fee and what are the conditions to payment of the Extension Consent Fee?.	If we have not filed the SEC Reports on or prior to December 31, 2006, we may elect to extend the Initial Waiver Expiration Date to March 31, 2007 and pay the Consenting Holders in cash an Extension Consent Fee. An Extension Consent Fee will be payable only if Amkor elects to extend the Initial Waiver Expiration Date to the Outside Waiver Expiration Date by public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after the Initial Waiver Expiration Date and the General Conditions and the Additional Conditions have been satisfied or waived.

When will I get paid the Extension Consent Fee, if Amkor elects to extend the Initial Waiver Expiration Date?.	If we elect to extend the Initial Waiver Expiration Date to the Outside Waiver Expiration Date, the Extension Consent Fee would be paid promptly following the public announcement of the extension of the Initial Waiver Expiration Date.

If we elect to extend the Initial Waiver Expiration Date, we will make public announcement of that extension prior to 9:00 a.m., New York City time, on the next business day after the Initial Waiver Expiration Date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to the Dow Jones News Service or such other means of announcement as we deem appropriate.

When will the Proposed Waivers become effective for a particular series of Notes if the Requisite Consents are received for that series of Notes?.	The Proposed Waivers for a particular series of Notes shall become effective only upon receipt by the Trustee of an officers’ certificate from Amkor certifying that valid Requisite Consents to the Proposed Waivers for that particular series of Notes have been received (and not properly revoked) and have been accepted for payment by Amkor, which Effective Date could be prior to the Consent Date for that particular series of Notes.

Can the Consent Solicitation be extended, and under what circumstances? .	Yes. We expressly reserve the right to extend the Consent Solicitation for any series of Notes at any time and for any reason. Any extension of the Consent Solicitation by us for a particular series of Notes will be followed by public announcement thereof prior to 9:00 a.m., New York City time, on the next business day following the Consent Date for that particular series of Notes. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to the Dow Jones News Service or such other means of announcement as we deem appropriate.

Can the Consent Solicitation be amended or terminated, and under what circumstances?.	Yes. We expressly reserve the right, subject to applicable law, to terminate or withdraw the Consent Solicitation prior to the Consent Date for any particular series of Notes, and otherwise amend the terms of the Consent Solicitation for any particular series of Notes in any respect. If the Consent Solicitation is amended or modified in a manner determined by Amkor in good faith to constitute a material adverse change to the Holders of any particular series of Notes, Amkor will promptly disclose such amendment or modification in a manner it deems in good faith appropriate and will, if appropriate, extend the Consent Solicitation for that particular series of Notes for a period it deems in good faith to be adequate to permit the Holders thereof to deliver and/or revoke their consents.

If I change my mind, can I revoke my consent?.	Consents to the Proposed Waivers for a particular series of Notes that are delivered prior to the Effective Date may be revoked at any time prior to the Effective Date for that particular series of Notes. Consents delivered on or after the Effective Date for a particular series of Notes (even if such date is prior to the Consent Date) may not be revoked at any time, unless the Consent Solicitation is terminated, withdrawn or otherwise not completed for that particular series of Notes without any consents being accepted for payment thereunder or unless we are required by applicable law to permit such revocation.

To be valid, a notice of revocation for a particular series of Notes must (i) be in writing, (ii) contain the name of the Holder and the aggregate principal amount and title of the series of Notes to which it relates, (iii) either be signed in the same manner as the original Letter of Consent or accompanied by a duly executed proxy or other authorization (in form satisfactory to Amkor) by the Holder, and (iv) be received by the Tabulation Agent in accordance with the instructions contained herein prior to the Effective Date for that particular series of Notes. All revocations of consents must be sent to the Tabulation Agent at its address set forth in the Letter of Consent.

Are there United States federal income tax implications if I deliver a consent?.	Amkor intends to treat the Consent Fee for U.S. federal income tax purposes as a fee paid to a Holder in consideration of such Holder’s consent to the Proposed Waivers, in which case, a Holder would recognize ordinary income in the amount of the Consent Fee received. In addition, it is possible that, depending on the amount of the Consent Fee and the time to maturity as to each Note, the Proposed Waivers and the payment of the Consent Fee may be treated as a deemed exchange for U.S. federal income tax purposes with respect to Notes that are held by Consenting Holders.

The adoption of the Proposed Waivers and the payment of the Consent Fee with respect to the 2.50% Notes should not cause a deemed exchange for U.S. federal income tax purposes with respect to such Notes.

It is unclear as of the date hereof whether the adoption of the Proposed Waivers and the payment of the Consent Fee with respect to the 5% Notes would cause a deemed exchange for U.S. federal income tax purposes with respect to such Notes that are held by Consenting Holders. If there is a deemed exchange, Amkor intends to take the position that, although not free from doubt, the deemed exchange will constitute a tax-free recapitalization for U.S. federal income tax purposes.

For a more detailed discussion of certain United States federal income tax considerations relating to the Consent Solicitation, see “Certain United States Federal Income Tax Considerations.”

Of whom may I ask questions about the Consent Solicitation?.	If you have questions about the Consent Solicitation, you may contact the solicitation agent for the Consent Solicitation (the “Solicitation Agent”), Jefferies & Company, Inc., whose address and telephone number are set forth on the back cover of this Consent Solicitation Statement. Holders may also contact their broker-dealer, commercial bank, trust company or other nominee for assistance concerning the Consent Solicitation.

Who is the Tabulation Agent? .	Global Bondholder Services Corporation is serving as Information Agent and Tabulation Agent (the “Tabulation Agent”) in connection with the Consent Solicitation. Its address and telephone numbers are set forth on the back cover of this Consent Solicitation Statement. Requests for assistance in completing and delivering Letters of Consents or requests for additional copies of the Consent Solicitation Statement or the Letter of Consent should be directed to the Tabulation Agent. The executed Letter of Consent and any other documents required by the Letter of Consent should be sent to the Tabulation Agent, and not to Amkor, the Solicitation Agent or the Trustee.

INFORMATION ABOUT AMKOR
     Amkor is one of the world’s largest subcontractors of semiconductor packaging (sometimes referred to as assembly) and test services. Amkor pioneered the outsourcing of semiconductor packaging and test services through a predecessor in 1968, and over the years has built a leading position by:
•	Providing a broad portfolio of packaging and test technologies and services,

•	Maintaining a leading role in the design and development of new package and test technologies,

•	Cultivating long-standing relationships with customers, including many of the world’s leading semiconductor companies,

•	Developing expertise in high-volume manufacturing processes to provide our services, and

•	Providing a broadly diversified operational scope, with production capabilities in China, Korea, Japan, the Philippines, Singapore, Taiwan and the United States.
     Packaging and test are integral parts of the process of manufacturing semiconductor devices. This process begins with silicon wafers and involves the fabrication of electronic circuitry into complex patterns, creating large numbers of individual chips on the wafers. The fabricated wafers are probed to ensure the individual devices meet design specifications. The packaging process creates an electrical interconnect between the semiconductor chip and the system board through wire bonding or bumping technologies. In packaging, individual chips are separated from the fabricated semiconductor wafers, attached to a substrate and then encased in a protective material to provide optimal electrical connectivity and thermal performance. The packaged chips are then tested using sophisticated equipment to ensure that each packaged chip meets its design specifications. Increasingly, packages are custom designed for specific chips and specific end-market applications. Amkor is able to provide turnkey solutions including semiconductor wafer bumping, wafer probe, wafer backgrind, package design, packaging, test and drop shipment services.
     The semiconductors that Amkor packages and tests for its customers ultimately become components in electronic systems used in communications, computing, consumer, industrial and automotive applications. The outsourced semiconductor packaging and test market is very competitive. Amkor also competes with the internal semiconductor packaging and test capabilities of many of its customers.
BACKGROUND OF THE CONSENT SOLICITATION
Special Committee Review and Restatements
     On July 26, 2006, Amkor announced that its board of directors had established a special committee (the “Special Committee”), which is being assisted by independent outside legal counsel, to review Amkor’s historical stock option grant practices. As a result, on August 9, 2006, Amkor announced that it would not file the Form 10-Q by the filing deadline.
     On August 16, 2006, Amkor announced that, although the review of the Special Committee was ongoing, in the course of furnishing information to the Special Committee, Amkor had identified a number of occasions on which the measurement date used for financial accounting and reporting purposes for option awards granted to certain employees of Amkor was different from the actual grant date. Under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) Amkor should have recorded compensation expense for the difference in the values between these two dates, over their original vesting periods. In order to correct these accounting errors, Amkor announced that it expects to record additional non-cash, stock-based compensation expense related to these options in fiscal years 1998 through 2005 and the first quarter of 2006. As a result, on August 15, 2006, Amkor concluded that the range of potential adjustments resulting from Amkor’s internal review would likely be material to the most recent financial statements and possibly to prior periods resulting in a restatement of Amkor’s previously issued financial statements, including those contained in Amkor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, Amkor’s Quarterly Reports on Form 10-Q filed during 2005, and Amkor’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. Accordingly, these financial statements should no longer be relied upon.

     Amkor intends to file its restated financial statements as soon as practicable. Amkor has not completed its assessment of the amount or effect of any such adjustments. Any additional non-cash, stock-based compensation expense would have the effect of decreasing income from operations, net income, and net income per share (basic and diluted) in periods in which Amkor reported a profit, and increasing loss from operations, net loss, and net loss per share in periods in which Amkor reported a loss. Amkor may also be required to record income tax charges associated with increased taxes arising from the adjustments and expects that expenses arising from the special committee review, the restatement and related activities will be significant. In addition to assessing the impact on its previously issued financial statements, management is assessing the impact of the restatement on Amkor’s internal control over financial reporting as reported in Amkor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and management’s evaluation of the effectiveness of disclosure controls and procedures included in the annual report and Amkor’s Quarterly Reports on Form 10-Q for the periods affected. If the restatement is determined to represent a material weakness, management will conclude that Amkor’s internal control over financial reporting was not effective as of December 31, 2005.
The Notes
     On August 11, 2006, Amkor received a letter dated August 10, 2006 from U.S. Bank, as trustee for the holders of the 9.25% Notes due 2016, 7.75% Notes, 9.25% Notes due 2008, 10.5% Notes, 5% Notes, 6 1 / 4 % Convertible Subordinated Notes due 2013, and 2.50% Notes, stating that U.S. Bank had not received the financial statements for Amkor’s fiscal quarter ended June 30, 2006 and that Amkor has 60 days from the date of the letter to file the Form 10-Q or it will be considered an “Event of Default” under the indentures governing the above-listed notes.
     On August 11, 2006, Amkor also received a letter dated August 11, 2006 from Wells Fargo, as trustee for the 7 1/8% Notes stating that Amkor failed to file the Form 10-Q, demanding that Amkor immediately file the Form 10-Q and indicating that unless Amkor files a Form 10-Q within 60 days after the date of such letter, it will ripen into an “Event of Default” under the indenture governing Amkor’s 7 1/8% Notes.
     If an “Event of Default” were to occur under any of the Notes or High Yield Notes, the Trustee or holders of at least 25% in aggregate principal amount of that particular series of Notes then outstanding could attempt to declare all related unpaid principal and premium, if any, and accrued interest on that particular series of Notes then outstanding to be immediately due and payable.
Listing on The Nasdaq Stock Market and Update Regarding SEC Investigation
     On August 14, 2006, Amkor received a written Staff Determination notice from The Nasdaq Stock Market stating Amkor is not in compliance with Nasdaq’s Marketplace Rule 4310(c)(14) because Amkor has not timely filed the Form 10-Q, and that, therefore, Amkor’s securities are subject to delisting. On August 21, 2006, Amkor appealed the Staff’s delisting determination to the Nasdaq Listing Qualifications Panel (“Panel”) and requested an oral hearing before the Panel. On August 24, 2006, the Nasdaq Staff confirmed that Amkor’s appeal had stayed the delisting action pending a final written decision by the Panel. A hearing before the Panel is scheduled to occur on September 26, 2006. There can be no assurance that the Panel will grant Amkor’s request for continued listing.
     As previously disclosed, Amkor is the subject of an SEC investigation concerning matters unrelated to its historical stock option practices. In July 2006, the Board of Directors established a special committee to review Amkor’s historical stock option practices and informed the SEC of these efforts. The SEC has recently informed Amkor that it is expanding the scope of its investigation and has requested that Amkor provide documentation related to our historical stock option practices. Amkor intends to continue to cooperate with the SEC.
CERTAIN CONSIDERATIONS
     In deciding whether to deliver a consent, each Holder should consider carefully, in addition to the information set forth above under “Background of the Consent Solicitation” and the other information contained or incorporated by reference in this Consent Solicitation Statement and in the Letter of Consent, the matters discussed below:

Effect of Proposed Waivers
     If the Proposed Waivers become effective for a particular series of Notes, the Proposed Waivers will be binding on all Holders of that particular series of Notes and their transferees, regardless of whether such Holders consented to the Proposed Waivers. The Proposed Waivers could adversely affect the market price of the Notes or otherwise be adverse to the interests of the Holders.
     In addition, if the Proposed Waivers become effective for a particular series of Notes, any and all Defaults and Events of Default, and the consequences thereof, that may have occurred or may occur under the Indenture governing that particular series of Notes from the failure by Amkor to file with the SEC on or prior to the applicable deadline specified in the Exchange Act, and deliver to the Trustee and the Holders of that particular series of Notes a copy of, the SEC Reports or that may occur as a result of the acceleration of any other Indebtedness of Amkor (including, without limitation, the other series of Notes or any series of High Yield Notes) in an aggregate principal amount not to exceed $440,000,000, would be cured and waived. As a result, the Trustee and the Holders of that particular series of Notes would not be able to accelerate such Notes as a result of any such waived Event of Default, and Amkor may be able to make payments on subordinated debt that otherwise would be prohibited if the Proposed Waivers had not become effective.
     Amkor also is soliciting the Termination of Trading Waiver. If the Termination of Trading Waiver becomes effective for a particular series of Notes, Amkor will not be required to make an offer to repurchase such Notes under Section 4.06 of the applicable Indenture as a result of any Termination of Trading that might otherwise occur as a result of Amkor’s common stock ceasing to be listed on the NASDAQ Global Select Market.
Acceleration of Outstanding Indebtedness
     If the Proposed Waivers do not become effective with respect to any series of Notes and we fail to file the SEC Reports with the SEC and deliver to the Trustee and the Holders of a particular series of Notes by the end of the cure period specified in the Indentures, then, assuming an Event of Default has occurred under the Indentures, for each series of Notes, the applicable Trustee or holders of at least 25% in aggregate principal amount of that particular series of Notes then outstanding could attempt to declare all related unpaid principal and premium, if any, and accrued interest on that particular series of Notes then outstanding to be immediately due and payable. All of the Notes and all of the High Yield Notes could be accelerated if the Proposed Waivers do not become effective with respect to any series of Notes or High Yield Notes and we fail to file the SEC Reports with the SEC and deliver copies thereof to the Trustee and the Holders of any particular series of Notes by the end of the cure period specified in the Indentures, assuming an Event of Default has occurred under the Indentures. If any of the Notes are accelerated, other outstanding debt also may be accelerated.
Restatement of Prior Period Financial Statements
     The restatement of our prior period financial statements may cause us to become subject to regulatory action or civil litigation, which could require us to pay fines or other penalties, settlements or damages and could have an adverse effect on our business, results of operations, financial condition and liquidity. We could also become subject to further ratings downgrades and negative publicity as a result of the restatements or the matters giving rise to the restatements. See “Background of the Consent Solicitation — Special Committee Review and Restatements.”
Lack of Public Disclosure Concerning Amkor
     As described above, we have not yet filed the Form 10-Q or our restated financial statements. Until such information is filed, there will be limited public information available concerning our results of operations and financial condition. Accordingly, Amkor’s previously issued financial statements, including those contained in Amkor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, Amkor’s Quarterly Reports on Form 10-Q filed during 2005 and Amkor’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 should no longer be relied on and are being restated. The absence of more recent financial information may have a number of adverse effects on us and the Notes, including, possibly, a decrease in the market price of the Notes, a decrease in the price of our common stock into which the Notes are convertible, and an increase in the volatility of such prices.

THE PROPOSED WAIVERS
Proposed Waivers
     We are soliciting the Proposed Waivers with respect to each series of Notes. With respect to a particular series of Notes, if the Proposed Waivers with respect to that particular series of Notes become effective, they would waive each of the following with respect to that particular series of Notes to and including the Waiver Expiration Date:
•	any and all Defaults and Events of Default, and the consequences thereof, that may have occurred or may occur under the Indenture governing that particular series of Notes from the failure by Amkor to file with the SEC prior to the applicable deadline specified in the Exchange Act, and to deliver to the Trustee and the Holders of that particular series of Notes a copy of the SEC Reports, including, without limitation, any potential Default or Event of Default that may have occurred or may occur as a result of Amkor’s failure to comply with Section 4.02 or 4.03 of the Indenture;

•	any Event of Default, and the consequences thereof, that may occur under the Indenture governing that particular series of Notes as a result of the acceleration of any other Indebtedness of Amkor (including, without limitation, any other series of Notes or any series of High Yield Notes) in an aggregate principal amount not to exceed $450,000,000; and

•	any Termination of Trading and any and all Defaults or Events of Default, and the consequences thereof, that may have occurred or may occur under the Indenture governing that particular series of Notes as a result of Amkor’s common stock ceasing to be either listed for trading on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States, as a result of Amkor’s failure to comply with Nasdaq’s Marketplace Rule 4310(c)(14) (also referred to herein as the “Termination of Trading Waiver”).
     The Proposed Waivers are set forth in the Letter of Consent delivered herewith. Copies of the Letter of Consent and each Indenture are available upon request to the Tabulation Agent.
     The Proposed Waivers for each series of Notes require for effectiveness the consent of the Holders of a majority in aggregate principal amount of Outstanding Notes of that series. The Proposed Waivers for each series of Notes shall become effective for that particular series of Notes only upon receipt by the Trustee of an officers’ certificate from Amkor certifying that valid Requisite Consents to the Proposed Waivers for that particular series of Notes have been received (and not properly revoked) and have been accepted for payment by Amkor, which Effective Date could be prior to the Consent Date for that particular series of Notes. In determining whether the Requisite Consents have been received with respect to a particular series of Notes, Notes owned by Amkor, or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with Amkor, shall be considered as though not outstanding.
     The Proposed Waivers are being presented as one proposal. Accordingly, a consent purporting to consent to only some of the Proposed Waivers will not be valid, and the delivery of a consent by a Holder of a particular series of Notes will constitute delivery of a consent to all of the Proposed Waivers for that particular series of Notes.
     A particular Consent Fee will be payable with respect to a particular series of Notes when all conditions applicable to the payment of that Consent Fee described under “The Consent Solicitation—Conditions to Payment of Consent Fees” below have been satisfied or waived, including (i) in the case of the Additional Consent Fee and the Extension Consent Fee, the SEC Reports required to be filed by Amkor with the SEC on or prior to the Effective Date for that series of Notes not having been filed with the SEC on or prior to the Effective Date for that particular series of Notes and the Proposed Waivers having become effective for each series of Notes and each series of High Yield Notes, and (ii) in addition, in the case of the Extension Consent Fee, only if Amkor elects to extend the Initial Waiver Expiration Date to the Outside Waiver Expiration Date by public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after the Initial Waiver Expiration Date.
     All statements herein regarding the substance of any provision of the Proposed Waivers and the Indentures are qualified by reference to the applicable Indenture.

     Amkor is concurrently conducting consent solicitations with respect to its High Yield Notes to obtain waivers similar to the Proposed Waivers (excluding the Termination of Trading Waiver) and to obtain an additional waiver of the application of the restricted payments covenant of the indenture governing that particular series of High Yield Notes to the payment of any consent fee to the holders of any series of High Yield Notes or Notes that are subordinated to that particular series of High Yield Notes.
Waiver Expiration Date
     The “Waiver Expiration Date” means (a) for all the Proposed Waivers, except the Termination of Trading Waiver, (i) December 31, 2006, if Amkor does not, in its discretion, elect to extend the Initial Waiver Expiration Date, and (ii) March 31, 2007, if Amkor, in its discretion, elects to extend the Initial Waiver Expiration Date by public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after the Initial Waiver Expiration Date, and (b) for the Termination of Trading Waiver only, (i) March 1, 2007, if Amkor does not, in its discretion, elect to the extend the Initial Waiver Expiration Date, and (ii) May 30, 2007, if Amkor, in its discretion, elects to extend the Initial Waiver Expiration Date.
     Without limiting the manner in which we may choose to make any announcement of the extension of the Initial Waiver Expiration Date, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to the Dow Jones News Service or such other means of announcement as we deem appropriate.
     Even if the Proposed Waivers become effective with respect to a particular series of Notes, the Proposed Waivers would not be effective with respect to any Default or Event of Default under the Indenture governing that particular series of Notes that is continuing after the close of business on the Waiver Expiration Date.
THE CONSENT SOLICITATION
     Holders are requested to read and consider carefully the information contained in this Consent Solicitation Statement and the related Letter of Consent and to give their consent to the Proposed Waivers by properly completing and executing the accompanying Letter of Consent in accordance with the instructions set forth herein and therein prior to the Consent Date for that particular series of Notes.
Overview
     The Proposed Waivers for each series of Notes require for effectiveness the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes of that series. The Proposed Waivers for a particular series of Notes shall become effective only upon receipt by the Trustee of an officers’ certificate from Amkor certifying that valid Requisite Consents to the Proposed Waivers for that particular series of Notes have been received (and not properly revoked) and have been accepted for payment by Amkor, which Effective Date could be prior to the Consent Date for that particular series of Notes. In determining whether the Requisite Consents have been received with respect to a particular series of Notes, Notes owned by Amkor, or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with Amkor, shall be considered as though not outstanding.
     The Proposed Waivers are being presented as one proposal. Accordingly, a consent purporting to consent to only some of the Proposed Waivers will not be valid, and the delivery of a consent by a Holder of a particular series of Notes will constitute delivery of a consent to all of the Proposed Waivers for that particular series of Notes.
     A particular Consent Fee will be payable with respect to a particular series of Notes when all conditions applicable to the payment of that Consent Fee described under “The Consent Solicitation—Conditions to Payment of Consent Fees” below have been satisfied or waived, including (i) in the case of the Additional Consent Fee and the Extension Consent Fee, the SEC Reports required to be filed by Amkor with the SEC on or prior to the Effective Date for that series of Notes not having been filed with the SEC on or prior to the Effective Date for that particular series of Notes and the Proposed Waivers having become effective for each series of Notes and each series of High Yield Notes, and (ii) in addition, in the case of the Extension Consent Fee, only if Amkor elects to extend the Initial Waiver Expiration Date to the Outside Waiver Expiration Date by public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after the Initial Waiver Expiration Date.

     If the Proposed Waivers become effective, they will be binding on all Holders and their transferees, regardless of whether such Holders have consented to the Proposed Waivers.
     Failure to deliver a Letter of Consent will have the same effect as if a Holder had chosen not to consent to the Proposed Waivers. Amkor will provide notice to Holders of receipt of the Requisite Consents (if the Requisite Consents have been received) on or after the Effective Date for that particular series of Notes.
     The delivery of a Letter of Consent will not affect a Holder’s right to sell or transfer the Notes. If a Holder delivers a Letter of Consent and subsequently transfers its Notes prior to the Consent Date for that particular series of Notes, any payment of the Consent Fee pursuant to the Consent Solicitation with respect to such Notes will be made to such Holder, unless the consent with respect to such Notes has been properly revoked at any time prior to the Effective Date for that particular series of Notes (which may occur prior to the Consent Date for that particular series of Notes).
     Beneficial owners of the Notes who wish to deliver a consent to the Proposed Waivers, and whose Notes are held, as of the Record Date, in the name of a broker, dealer, commercial bank, trust company or other nominee institution must contact such nominee promptly and instruct such nominee, as the actual Holder of such Notes, to execute promptly and deliver a Letter of Consent on behalf of the beneficial owner prior to the Consent Date for that particular series of Notes.
     None of Amkor, the Trustee, the Solicitation Agent, the Tabulation Agent or any of their respective affiliates is making any recommendation in connection with the Consent Solicitation.
Consent Fees
     The obligations of Amkor to accept for payment any validly delivered (and not properly revoked) consents from, and to pay any Consent Fee to, Holders of a particular series of Notes are subject to the satisfaction or waiver of the applicable conditions described under “The Consent Solicitation—Conditions to Payment of Consent Fees” below.
     With respect to a particular series of Notes, if the Requisite Consents for that particular series of Notes are received prior to the Consent Date for that particular series of Notes, and are not properly revoked prior to the Effective Date for that particular series of Notes, subject to the terms and the applicable conditions of this Consent Solicitation Statement and the Letter of Consent, we will, promptly after the Consent Date for that particular series of Notes, pay to the Holders of that particular series of Notes from whom properly executed and completed Letters of Consent are received by the Tabulation Agent for that particular series of Notes prior to the Consent Date for that particular series of Notes and are not properly revoked prior to the Effective Date for that particular series of Notes:
•	whether or not the SEC Reports required to be filed by Amkor with the SEC on or prior to the Effective Date for that series of Notes have been filed with the SEC, an Initial Consent Fee in cash equal to that Consenting Holder’s pro rata share of the dollar amount set forth in the table below under the caption “Initial Consent Fee” opposite the title of that particular series of Notes; and

•	in addition, if the SEC Reports required to be filed by Amkor with the SEC on or prior to the Effective Date for that series of Notes have not been filed with the SEC on or prior to the Effective Date for that particular series of Notes and the Proposed Waivers have become effective for each series of Notes and each series of High Yield Notes, an Additional Consent Fee in cash equal to that Consenting Holder’s pro rata share of the dollar amount set forth in the table below under the caption “Additional Consent Fee” opposite the title of that particular series of Notes.
     In addition, if we have not filed the SEC Reports with the SEC on or prior to December 31, 2006, we may elect to extend the Initial Waiver Expiration Date to March 31, 2007 and pay the Consenting Holders in cash an Extension Consent Fee, which Extension Consent Fee, if paid, would be equal to that Consenting Holder’s pro rata share of the dollar amount set forth in the table below under the caption “Extension Consent Fee” opposite the title of that particular series of Notes. If Amkor elects to extend the Initial Waiver Expiration Date, the Waiver Expiration Date for the Termination of Trading Waiver would be automatically extended from March 1, 2007 to May 30, 2007.

	Initial	Additional	Extension
Title of Securities	Consent Fee	Consent Fee	Consent Fee
2.50% Convertible Senior Subordinated Notes due 2011	$190,000	$285,000	$475,000
5% Convertible Subordinated Notes due 2007	$142,422	$213,633	$356,055
     With respect to a particular series of Notes, a Consenting Holder’s pro rata share is equal to the quotient (expressed as a percentage) determined by dividing (x) the aggregate principal amount of that particular series of Notes for which that Consenting Holder has validly delivered prior to the Consent Date for that particular series of Notes, and not properly revoked prior to the Effective Date for that particular series of Notes, consents, by (y) the aggregate principal amount of all outstanding Notes of that particular series for which consents to the Proposed Waivers are validly delivered prior to the Consent Date for that particular series of Notes and not properly revoked prior to the Effective Date for that particular series of Notes.
     The dollar amounts of the Initial Consent Fee, the Additional Consent Fee and the Extension Consent Fee set forth in the table above were determined based on a fee of 10 basis points, 15 basis points and 25 basis points, respectively, of the aggregate principal amount of outstanding Notes, assuming that all of the holders of a particular series of Notes validly deliver prior to the Consent Date for that particular series of Notes (and do not revoke prior to the Effective Date for that particular series of Notes) their consents. If less than all of the holders of a particular series of Notes so validly deliver (and do not revoke) consents, then the Initial Consent Fee, Additional Consent Fee and the Extension Consent Fee paid per $1,000 principal amount of that particular series of Notes (in each case to the extent that any such Consent Fee is paid) would be greater.
     Only Holders of a particular series of Notes whose properly executed Letters of Consent are received by the Tabulation Agent prior to the Consent Date for that particular series of Notes and who do not properly revoke their consent prior to the Effective Date for that particular series of Notes, will be eligible to receive any Consent Fee in the event the Proposed Waivers become effective with respect to that particular series of Notes and all other conditions to the payment of that Consent Fee have been satisfied or waived. All other Holders of that particular series of Notes will not be eligible to receive any Consent Fee, but will be bound by the Proposed Waivers if they become effective. Even if a Holder has validly delivered consents, no Consent Fee will be paid with respect to a particular series of Notes if the Requisite Consents are not received with respect to that particular series of Notes, if all of the other conditions to the payment of that Consent Fee have not been satisfied or waived, if the Consent Solicitation for that particular series of Notes is terminated or withdrawn for any reason or if the Proposed Waivers do not otherwise become effective for that particular series of Notes for any reason.
Record Date
     The Record Date for the determination of Holders eligible to give consents pursuant to the Consent Solicitation is 5:00 p.m., New York City time, on August 15, 2006. This Consent Solicitation Statement and the accompanying Letter of Consent are being sent to all Holders. Amkor reserves the right, within the terms of each Indenture and the Trust Indenture Act of 1939, as amended, to establish from time to time any new date as the Record Date and, thereupon, any such new date will be deemed to be the “Record Date” for purposes of the Consent Solicitation. The transfer of Notes after the Record Date will not have the effect of revoking any consent theretofore validly given by a Holder, and each properly completed and executed Letter of Consent will be counted notwithstanding any subsequent transfer of the Notes to which such Letter of Consent relates, unless the procedure for validly revoking consents described herein and in the Letter of Consent is satisfied with respect to that Letter of Consent.
Conditions to Payment of Consent Fees
     General Conditions
     With respect to each series of Notes, the obligations of Amkor to accept Letters of Consent validly executed and delivered prior to the Consent Date for that particular series of Notes that have not been properly revoked prior to the Effective Date for that particular series of Notes, and to pay any Initial Consent Fee, any Additional Consent Fee or any

Extension Consent Fee with respect thereto, are subject to the satisfaction or waiver of the following conditions (the “General Conditions”):
•	the Requisite Consents having been received prior to the Consent Date for that particular series of Notes (and not properly revoked prior to the Effective Date for that particular series of Notes);

•	Amkor having obtained all necessary consents and waivers, if any, to the payment of the applicable Consent Fee from (i) the requisite lenders under the Company’s Loan and Security Agreement dated as of November 28, 2005 and Second Lien Credit Agreement dated as of October 27, 2004, and (ii) the holders of each series of High Yield Notes and each other series of Notes, in each case that are senior to that particular series of Notes; and

•	the absence of any law or regulation, and the absence of any injunction or action or other proceeding (pending or threatened) that (in the case of any action or proceeding if adversely determined) would make unlawful or invalid or enjoin the implementation of the Proposed Waivers or the payment of the applicable Consent Fee or that would question the legality or validity thereof.
     If the General Conditions have been satisfied or waived, the Initial Consent Fee will be payable whether or not the SEC Reports required to be filed by Amkor with the SEC on or prior to the Effective Date for that series of Notes have been filed with the SEC.
     Additional Conditions to Payment of Additional Consent Fee
     In addition to the satisfaction or waiver of the General Conditions, with respect to each series of Notes, the obligation of Amkor to pay the Additional Consent Fee with respect thereto is subject to the satisfaction or waiver of the following conditions (the “Additional Conditions”):
•	the SEC Reports required to be filed by Amkor with the SEC on or prior to the Effective Date for that series of Notes not having been filed with the SEC on or prior to the Effective Date for that series of Notes; and

•	Proposed Waivers having become effective for each series of Notes and each series of High Yield Notes.
     Additional Condition to Payment of Extension Consent Fee
     In addition to the satisfaction or waiver of the General Conditions and the Additional Conditions, with respect to each series of Notes, the obligation of Amkor to pay any Extension Consent Fee with respect thereto is subject to Amkor electing to extend the Initial Waiver Expiration Date to the Outside Waiver Expiration Date, which Amkor may elect in its discretion, and making public announcement of that extension prior to 9:00 a.m., New York City time, on the next business day after the Initial Waiver Expiration Date.
     If any of the General Conditions or the Additional Conditions are not satisfied prior to the Consent Date for that particular series of Notes, Amkor may, without giving any notice, allow the Consent Solicitation to lapse or extend the solicitation period and continue soliciting consents in the Consent Solicitation. Subject to applicable law, the Consent Solicitation may be terminated or withdrawn at any time prior to the Effective Date for any reason, in which case any Letters of Consent previously delivered by Holders will be voided and no Consent Fee will be paid. Furthermore, Amkor may waive at any time any condition to the payment of any Consent Fee with respect to any or all series of Notes.
Consent Date; Extensions; Amendment
     The term “Consent Date” for a particular series of Notes means 5:00 p.m., New York City time, on September 29, 2006, unless Amkor extends the period during which the Consent Solicitation is open for that particular series of Notes, in which case the term “Consent Date” means the latest time and date to which the Consent Solicitation for that particular series of Notes is extended, or unless the Consent Solicitation is terminated or withdrawn for that particular series of Notes. To extend the Consent Date for a particular series of Notes, Amkor will notify the Tabulation Agent in writing or orally of any extension and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Consent Date for that particular series of Notes. Amkor may extend the Consent Solicitation on a daily basis or for such specified period of time as it determines. Failure by any Holder or beneficial owner of Notes to be so notified will not affect the extension of the Consent Solicitation.
     Notwithstanding anything to the contrary set forth in this Consent Solicitation Statement, Amkor expressly reserves the right to terminate the Consent Solicitation at any time prior to the Effective Date with respect to any series of Notes and effect the Proposed Waivers with respect thereto in the event that the Requisite Consents have been received with respect to that particular series of Notes and the General Conditions described under “The Consent Solicitation—Conditions to Payment of Consent Fees” have been satisfied or waived by Amkor in its discretion.
     Notwithstanding anything to the contrary set forth in this Consent Solicitation Statement, Amkor expressly reserves the right, regardless of whether any of the conditions described under “The Consent Solicitation—Conditions to Payment of Consent Fees” have been satisfied, subject to applicable law, at any time prior to the Effective Date for that particular series of Notes to (i) terminate or withdraw the Consent Solicitation for that particular series of Notes for any reason, (ii) waive any of the conditions to the payment of any Consent Fee for that particular series of Notes, (iii) extend the Consent Date for that particular series of Notes, (iv) amend the terms of the Consent Solicitation for that particular series of Notes, or (v) modify the form or amount of the consideration to be offered pursuant to the Consent Solicitation for that particular series of Notes; provided, however, if the Consent Solicitation is amended or modified in a manner determined by Amkor in good faith to constitute a material adverse change to the Holders, Amkor will promptly disclose such amendment or modification in a manner it deems in good faith appropriate and will, if appropriate, extend the Consent Solicitation for a period it deems in good faith adequate to permit the Holders to deliver and/or revoke their consents..
Procedures for Consenting
     All Letters of Consent that are properly executed and received by the Tabulation Agent prior to the Consent Date for that particular series of Notes and not timely revoked will be given effect in accordance with the specifications therein.
     Holders who desire to act with respect to the Proposed Waivers should so indicate by completing, signing and dating the accompanying Letter of Consent included herewith and delivering it to the Tabulation Agent at the address set forth in the Letter of Consent, in accordance with the instructions contained herein and therein. Signatures must be guaranteed in accordance with paragraph 6 of the instructions in the Letter of Consent, except as otherwise indicated in such paragraph. Letters of Consent should not be delivered to Amkor, the Trustee or the Solicitation Agent. However, Amkor reserves the right to accept any Letters of Consent received by Amkor, the Trustee or the Solicitation Agent.
     Only Holders of a particular series of Notes are eligible to consent to the Proposed Waivers with respect to that series of Notes. Any beneficial owner of Notes who is not a Holder of such Notes must arrange with the person who is the Holder or such Holder’s assignee or nominee to execute and deliver a Letter of Consent on behalf of such beneficial owner. As of the date of this Consent Solicitation Statement, the only Holder of the Notes is Cede & Co., as nominee for DTC. For purposes of the Consent Solicitation, DTC has authorized Participants set forth in the position listing of DTC as of the Record Date to execute Letters of Consent as if they were the Holders of the Notes held of record in the name of DTC or the name of its nominee. Accordingly, for purposes of the Consent Solicitation, the term “Holder” shall be deemed to include such Participants.
     The Letter of Consent must be executed in exactly the same manner as the name of the Holder appears on the Notes. An authorized Participant must execute the Letter of Consent exactly as its name appears on DTC’s position listing as of the Record Date. If the Notes are held of record by two or more joint Holders, all such Holders must sign the Letter of Consent. If a signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other Holder acting in a fiduciary or representative capacity, such person should so indicate when signing and must submit proper evidence satisfactory to Amkor of such person’s authority to so act. If the Notes are registered in different names, separate Letters of Consent must be executed covering each form of registration. If a Letter of Consent is executed by a person other than the Holder, then such person must have been authorized by proxy or in some other manner acceptable to Amkor to execute the Letter of Consent on behalf of the Holder. Any beneficial owner of the Notes who is not a Holder of record of such Notes must arrange with the person who is the Holder of record or such Holder’s assignee or nominee to execute and deliver a Letter of Consent on behalf of such beneficial owner.
     If a consent relates to fewer than all the Notes held of record as of the Record Date by the Holder providing such consent, such Holder must indicate on the Letter of Consent the aggregate dollar amount (in integral multiples of $1,000 principal amount) of such Notes to which the consent relates. Otherwise, the consent will be deemed to relate to all such Notes.
     A Holder must complete, sign and date the Letter of Consent (or a photocopy or facsimile thereof) for such Holder’s Notes and deliver such Letter of Consent to the Tabulation Agent by mail, first-class postage prepaid, hand delivery, overnight courier or by facsimile transmission at the address or facsimile number of the Tabulation Agent set forth on the back cover page hereof. Delivery of Letters of Consent should be made sufficiently in advance of the Consent Date for that particular series of Notes to assure that the Letter of Consent is received prior to the Consent Date for that particular series of Notes.
     Amkor reserves the right to receive Letters of Consent by any other reasonable means or in any form that reasonably evidences the giving of a consent.
     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of consents and revocations of consents will be resolved by Amkor whose determinations will be binding. Amkor reserves the absolute right to reject any or all consents and revocations that are not in proper form or the acceptance of which could, in the opinion of Amkor’s counsel, be unlawful. Amkor also reserves the right to waive any irregularities in connection with deliveries, which Amkor may, but is not obligated to, require to be cured within such time as Amkor determines. None of Amkor, the Trustee, the Tabulation Agent, the Solicitation Agent or any other person shall have any duty to give notification of any such irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of Letters of Consent or notices of revocation will not be deemed to have been made until such irregularities have been cured or waived. Amkor’s interpretation of the terms and conditions of the Consent Solicitation (including this Consent Solicitation Statement and the accompanying Letter of Consent and the instructions hereto and thereto) will be final and binding on all parties.
Revocation of Consents
     Consents to the Proposed Waivers for a particular series of Notes that are delivered prior to the Effective Date may be revoked at any time prior to the Effective Date for that particular series of Notes. Consents delivered on and after the Effective Date for a particular series of Notes (even if such date is prior to the Consent Date) may not be revoked at any time, unless the Consent Solicitation is terminated, withdrawn or otherwise not completed for that particular series of Notes without any consents being accepted for payment thereunder or unless we are required by applicable law to permit such revocation.
     To be valid, a notice of revocation must (i) be in writing, (ii) contain the name of the Holder and the aggregate principal amount of the Notes to which it relates, (iii) either be signed in the same manner as the original Letter of Consent or accompanied by a duly executed proxy or other authorization (in form satisfactory to Amkor) by the Holder, and (iv) be received by the Tabulation Agent in accordance with the instructions contained herein prior to the Effective Date for that particular series of Notes. All revocations of consents must be sent to the Tabulation Agent at its address set forth in the Letter of Consent.
     All properly completed and executed Letters of Consent received prior to the Consent Date for that particular series of Notes will be counted, notwithstanding any transfer of any Notes to which such Letter of Consent relates, unless Amkor receives from a Holder (or a subsequent holder that has received a proxy from the relevant Holder) a written notice of revocation or a changed Letter of Consent bearing a date later than the date of the prior Letter of Consent at any time prior to the Effective Date for that particular series of Notes (which may occur prior to the Consent Date for that particular series of Notes). Any notice of revocation received on or after the Effective Date for that particular series of Notes will not be effective, even if received prior to the Consent Date for that particular series of Notes. A consent to the Proposed Waivers by a Holder will bind the Holder and every subsequent holder of such Notes or portion of such Notes, even if notation of the consent is not made on such Notes.
     A transfer of Notes after the Record Date must be accompanied by a duly executed proxy from the relevant Holder if the subsequent transferee is to have revocation rights with respect to a consent to the Proposed Waivers given by a Holder.

SOLICITATION AGENT AND TABULATION AGENT
Solicitation Agent
     Amkor has retained Jefferies & Company, Inc. as Solicitation Agent with respect to the Consent Solicitation. The Solicitation Agent will solicit consents and will receive a customary fee for such services and reimbursement for reasonable out-of-pocket expenses, including the reasonable fees and expenses of their counsel, incurred in connection with rendering such services. Amkor has agreed to indemnify the Solicitation Agent against certain liabilities and expenses, including liabilities under securities laws, in connection with the Consent Solicitation.
Information Agent and Tabulation Agent
     Amkor has retained Global Bondholder Services Corporation as Information Agent and Tabulation Agent (the “Tabulation Agent”) with respect to the Consent Solicitation. For the services of the Tabulation Agent, Amkor has agreed to pay reasonable and customary fees and to reimburse the Tabulation Agent for its reasonable out-of-pocket expenses incurred in connection with rendering such services.
     Request for assistance in completing and delivering letters of consents or requests for additional copies of the Consent Solicitation Statement or the Letter of Consent should be directed to the Tabulation Agent at its address and telephone number set forth on the back cover page hereof. The executed Letter of Consent and any other documents required by the Letter of Consent should be sent to the Tabulation Agent at the address set forth in the Letter of Consent, and not to Amkor, the Trustee or the Solicitation Agent.
     Questions with respect to the terms of the Consent Solicitation should be directed to any of the Solicitation Agent or the Tabulation Agent in accordance with its contact information set forth on the back cover page of this Consent Solicitation Statement.
Fees and Expenses
     Amkor will bear the costs of the Consent Solicitation and will reimburse the Trustees for the reasonable and customary expenses that the Trustees incur in connection with the Consent Solicitation. Amkor will also reimburse banks, trust companies, securities dealers, nominees, custodians and fiduciaries (other than the Solicitation Agent and the Tabulation Agent) for their reasonable and customary expenses in forwarding this Consent Solicitation Statement, the accompanying Letter of Consent and other materials to beneficial owners of the Notes.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
     The following summary describes certain material U.S. federal income tax consequences of the Consent Solicitation, the Proposed Waivers and the receipt of the Consent Fee. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations and judicial and administrative rulings as in effect and existing on the date hereof, all of which are subject to change or differing interpretations, possibly with retroactive effect. Amkor has not sought any rulings from the Internal Revenue Service (the “IRS”) with respect to the statements made and positions taken in this summary. Therefore, there is no assurance that the IRS would not assert a position contrary to the positions stated below, or that a court would not agree with any such assertion. Furthermore, no opinion of counsel has been or will be rendered with respect to the tax consequences of the Consent Solicitation, the Proposed Waivers and/or the receipt of the Consent Fee.
     This summary does not discuss any aspects of state, local, estate, gift or foreign tax laws, and it applies only to Notes that are held as capital assets (within the meaning of Section 1221 of the Code). This discussion does not describe all of the tax consequences that may be relevant to Holders in light of their particular circumstances or to Holders subject to special rules, such as:
•	certain financial institutions;
•	insurance companies;
•	brokers or dealers in securities or foreign currencies;

•	persons holding Notes as part of a straddle, conversion transaction, hedge or other integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	tax-exempt entities;

•	real estate investment trusts;

•	controlled foreign corporations; and

•	certain U.S. expatriates.
     Holders are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Tax Consequences to Consenting U.S. Holders
     As used herein, the term “U.S. Holder” means a beneficial owner of a Note for U.S. federal income tax purposes that is:
•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (a) is subject to primary supervision by a court within the United States and with respect to which one or more U.S. persons have the authority to control all substantial decisions, or (b) has made a valid election under applicable Treasury regulations to be treated as a U.S. person.
     Special rules, not discussed in this summary, may apply to persons holding Notes through entities treated as partnerships for U.S. federal income tax purposes. Such persons should consult their own tax advisors with respect to these rules.
     Debt Modification Rules
     Generally, the modification of a debt instrument (including a change in the yield) will be treated as a “deemed exchange” of an “old” debt instrument for a “new” debt instrument for U.S. federal income tax purposes if such modification is “significant” within the meaning of the Treasury regulations promulgated under Section 1001 of the Code (the “Reissuance Regulations”). Such a deemed exchange would be a taxable event unless a non-recognition provision of the Code were to apply. Under the Reissuance Regulations, the modification of a debt instrument is “significant” if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” The Reissuance Regulations provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification. However, the Reissuance Regulations also provide that a change in the yield of certain debt instruments generally constitutes a significant modification if the yield of the modified debt instrument varies from the yield of the unmodified debt instrument by more than the greater of 25 basis points or 5 percent of the annual yield on the unmodified debt instrument.

     Application of Debt Modification Rules to the 2.50% Notes
     Amkor does not believe that the Proposed Waivers will constitute a significant modification under the Reissuance Regulations, and although the payment of the Consent Fee will change the yield of the 2.50% Notes, this change will be smaller than that which would be treated as a significant modification under the Reissuance Regulations. Accordingly, the adoption of the Proposed Waivers and the payment of the Consent Fee with respect to the 2.50% Notes should not cause a deemed exchange of a U.S. Holder’s “old” 2.50% Notes for “new” 2.50% Notes for U.S. federal income tax purposes, and a U.S. Holder should not recognize gain or loss as a result of a deemed exchange (although the Consent Fee would be included in income, as discussed below). The tax treatment as stated in the immediately preceding sentence is based upon the terms of the Proposed Waivers and the amount of the Consent Fee as of the date hereof. In case of a change in the terms of the Proposed Waivers and/or the amount of the Consent Fee subsequent to the date hereof the discussion in the section below titled “Application of Debt Modification Rules to the 5% Notes” would apply to the 2.50% Notes.
     Even if the adoption of the Proposed Waivers and the payment of the Consent Fee with respect to the 2.50% Notes were found to result in a deemed exchange, Amkor would take the position that, although not free from doubt, the deemed exchange constitutes a tax-free recapitalization for U.S. federal income tax purposes for the 2.50% Notes. For more information, see the section below titled “Deemed Exchange Qualifies as a Tax-Free Recapitalization.”
     Application of Debt Modification Rules to the 5% Notes
     The application of the Reissuance Regulations to the Proposed Waivers and the payment of the Consent Fee with respect to the 5% Notes is unclear as of the date hereof, and Amkor does not intend to take a position regarding whether there has been a significant modification of the Short Tern Notes before the Effective Date. If Amkor determines that it will take the position that the Proposed Waivers and the payment of the Consent Fee with respect to any of the 5% Notes constitute a significant modification, and thus result in a deemed exchange of any such Notes, it intends to so notify Holders or include such information in a current report on Form 8-K filed with the SEC. U.S. Holders are strongly urged to consult their own tax advisors regarding whether the Proposed Waivers and the payment of the Consent Fee constitute a significant modification of the 5% Notes.
     Tax Consequences if No Significant Modification. If the Proposed Waivers and the payment of the Consent Fee with respect to the 5% Notes do not constitute a significant modification of such Notes, the modification would not result in a deemed exchange of a U.S. Holder’s Notes (“Old Notes”) for new Notes (“New Notes”). Therefore, a U.S. Holder would not recognize gain or loss as a result of a deemed exchange (although the Consent Fee would be included in income, as discussed below).
     Tax Consequences of Significant Modification. If the Proposed Waivers and the payment of the Consent Fee with respect to the 5% Notes constitute a significant modification of any such Notes under the Reissuance Regulations, the modification would result in a deemed exchange of a U.S. Holder’s Old Notes for New Notes for U.S. federal income tax purposes. However, such a deemed exchange will likely constitute a tax-free recapitalization if both the Old Notes and the New Notes are treated as “securities” for U.S. federal income tax purposes. The term “security” is not defined in the Code or in the Treasury regulations promulgated thereunder and has not been clearly defined by judicial decisions. An instrument constitutes a “security” for these purposes if, based on all the facts and circumstances, the instrument constitutes a meaningful investment in the issuer of the instrument. Although there are a number of factors that may affect the determination of whether a debt instrument is a “security,” one of the most important factors is the original term of the instrument, or the length of time between the issuance of the instrument and its maturity. In general, instruments with an original term of more than ten years are likely to be treated as “securities,” and instruments with an original term of five years or less are unlikely to be treated as “securities,” but the IRS has publicly ruled that a debt instrument with a term of two years may be a “security” if received in a reorganization in exchange for a former security having substantially the same maturity date and terms (other than interest rate). The “old” 5% Notes had an original term of seven years, and the “new” 5% Notes have a remaining term of approximately six months.
     Deemed Exchange Qualifies as a Tax-Free Recapitalization
     If there is a deemed exchange, Amkor intends to take the position that, although not free from doubt, the deemed exchange will constitute a tax-free recapitalization for U.S. federal income tax purposes. If, contrary to Amkor’s expectations, any such deemed exchange were not to qualify as a tax-free recapitalization with respect to any of the Notes, the tax consequences of the adoption of the Proposed Waivers and the payment of the Consent Fee with respect to such Notes could materially differ from those described herein. Due to the inherently factual nature of the determination, U.S. Holders are urged to consult their own tax advisors regarding the classification of the Notes as “securities” for federal income tax purposes and the application of the recapitalization rules.
     If there is a deemed exchange that is treated as a tax-free recapitalization, generally no gain or loss will be recognized by a U.S. Holder (except as discussed below and except to the extent that the New Notes received were attributable to accrued but unpaid interest on the Old Notes, which amount should be taxable as ordinary interest income in accordance with such holder’s method of accounting for U.S. federal income tax purposes). In such event, a U.S. Holder will have an initial tax basis in the New Notes received in the deemed exchange equal to the Holder’s tax basis in the Old Notes deemed exchanged therefor immediately prior to the deemed exchange, increased by any gain recognized in the exchange (as discussed below), and the Holder’s holding period for the New Notes will include the period during which the Holder held the Old Notes deemed surrendered in the deemed exchange.
     Subject to a de minimis exception, if a U.S. Holder holds Old Notes acquired at a discount from the principal amount of such Old Notes (i.e., a “market discount”), and did not elect to include such market discount in income on a current basis, any accrued market discount on the Old Notes would carry over to the New Notes.
     Subject to a statutory de minimis exception, if the issue price of a New Note at the time of the deemed exchange were less than its stated principal amount (generally, the fair market value of the New Notes or the Notes, as applicable, on the date of the deemed exchange, unless both the New Notes and the Notes are determined to not be “publicly traded” within the meaning of the applicable Treasury regulations, see “Deemed Exchange Does Not Qualify as a Tax-Free Recapitalization” below), the New Note would have original issue discount for U.S. federal income tax purposes, which would be included in a U.S. Holder’s gross income on a constant yield basis in advance of the receipt of cash attributable to the discount, which may result in a U.S. Holder recognizing a capital loss upon the disposition or maturity of the Notes.
          Deemed Exchange Does Not Qualify as a Tax-Free Recapitalization
     If there is a deemed exchange that is not treated as a tax-free recapitalization, a U.S. Holder will generally realize gain or loss on such deemed exchange in an amount equal to the difference (if any) between the amount realized on the deemed exchange (i.e. the “issue price” of the New Notes (as described below)) and such U.S. Holder’s adjusted tax basis in the Old Notes. Although not free from doubt, Amkor intends to treat the Consent Fee for U.S. federal income tax purposes as a fee paid to a U.S. Holder in consideration of such Holder’s consent to the Proposed Waivers, in which case a U.S. Holder would recognize ordinary income in the amount of the Consent Fee received without any reduction by any portion of a U.S. Holder’s tax basis in the Old Notes and the amount realized on the exchange of the Old Notes for the New Notes would equal the “issue price” of the New Notes. However, if the Consent Fee were instead treated as consideration in the deemed exchange, the amount realized would equal the sum of the amount of the Consent Fee and the “issue price” of the New Notes.
     The “issue price” of the New Notes will depend on whether the Old Notes or the New Notes are “publicly traded” within the meaning of applicable Treasury regulations, and will not include amounts treated as received with respect to accrued interest on the Old Notes (which would be taxable as ordinary interest income). If either the Old Notes or the New Notes are publicly traded, the issue price of the New Notes will equal the fair market value of the New Notes (if the New Notes are publicly traded) or the Old Notes (if the New Notes are not publicly traded), in each case on the date of the deemed exchange. If neither the Old Notes nor the New Notes are publicly traded, the issue price of the New Notes will equal their stated principal amount. While not entirely clear, Amkor believes that the Old Notes and the New Notes are publicly traded within the meaning of the applicable Treasury regulations.
     If the deemed exchange is treated as a wash sale within the meaning of Section 1091 of the Code, U.S. Holders would not be allowed to currently recognize any loss resulting from the deemed exchange. Instead, such loss will be deferred, and would be reflected as an increase in the basis of the New Notes. U.S. Holders should consult their own tax advisors regarding whether the deemed exchange may be subject to the wash sale rules.
     Subject to the application of the market discount rules discussed in the next paragraph, any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if at the time of the deemed exchange, the Old Notes have been held for more than one year. The deduction of capital losses for U.S. federal income tax purposes is subject to limitations. A U.S. Holder’s holding period for a New Note will commence on the date immediately following the date of the deemed exchange, and the U.S. Holder’s initial tax basis in the New Note will be the issue price of the New Note.

     Subject to a de minimis exception, if a U.S. Holder holds Old Notes acquired at a discount from the principal amount of such Old Notes (i.e., a “market discount”), any gain recognized by the holder on the deemed exchange of the Old Notes would be recharacterized as ordinary interest income to the extent of accrued market discount that had not previously been included as ordinary income.
     Subject to a statutory de minimis exception, if the issue price of a New Note at the time of the deemed exchange were less than its stated principal amount, the New Note would have original issue discount for U.S. federal income tax purposes, which would be included in a U.S. Holder’s gross income on a constant yield basis in advance of the receipt of cash attributable to the discount. Information regarding any original issue discount on the New Notes will be available in Internal Revenue Service Publication 1212.
     Holders are strongly urged to consult their tax advisors as to the possibility of a deemed exchange resulting from the adoption of the Proposed Waivers and the payment of the Consent Fee and the U.S. tax consequences resulting from such a deemed exchange.
      Consent Fee
     The law is unclear with respect to the U.S. federal income tax treatment of the Consent Fee. The receipt of the Consent Fee by a U.S. Holder could be treated as separate consideration for consenting to the Proposed Waivers, as additional consideration received in a deemed exchange of Old Notes for New Notes that is treated as a recapitalization, or as additional consideration received in a deemed taxable exchange. Amkor intends to treat the Consent Fee for U.S. federal income tax purposes as a fee paid to a U.S. Holder in consideration of such Holder’s consent to the Proposed Waivers, in which case a U.S. Holder would recognize ordinary income in the amount of the Consent Fee received without any reduction by any portion of a U.S. Holder’s tax basis in the Notes.
     If there were to be a deemed exchange that is treated as a recapitalization, it is possible the payment of the Consent Fee could be treated as received in connection with the recapitalization. In this case, a U.S. Holder would generally recognize gain, but not loss, equal to the lesser of (i) the excess of (a) the sum of the issue price of the New Notes (generally, the fair market value of the New Notes or the Notes, as applicable, on the date of the deemed exchange, unless both the New Notes and the Notes are determined to not be “publicly traded” within the meaning of the applicable Treasury regulations) and the Consent Fee received over (b) the U.S. Holder’s adjusted tax basis in the Notes immediately prior to the deemed exchange and (ii) the amount of the Consent Fee. Such gain would generally be treated as capital gain for the U.S. Holders (except to the extent of accrued market discount or allocable to previously accrued but unpaid interest, in each case, unless previously included in the U.S. Holder’s income).
     Alternatively, the Consent Fee could be treated as additional consideration received in the deemed exchange of Old Notes for New Notes that is not a recapitalization, in which case the amount realized would equal the sum of the amount of the Consent Fee and the “issue price” of the New Notes (other than amounts treated as received with respect to accrued interest on the Old Notes, which would be taxable as ordinary interest income), as described above.
     U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of the receipt of the Consent Fee in their particular circumstances.
      Information Reporting and Backup Withholding
     Information returns will be filed with the IRS in connection with the payment of the Consent Fee and any deemed interest payments with respect to a deemed exchange of Old Notes for New Notes. A U.S. Holder will be subject to U.S. backup withholding at the applicable rate (currently 28%) on such payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding deducted from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.
     U.S. Holders should consult their own tax advisors as to the tax consequences of the Consent Solicitation, including whether the Notes held by such U.S. Holder are publicly traded for U.S. federal income tax purposes, whether the wash sale rules apply, the proper characterization of the Consent Fee for U.S. federal income tax purposes and the tax consequences of the Consent Solicitation to non-consenting holders.

Tax Consequences to Consenting Non-U.S. Holders
     As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note for U.S. federal income tax purposes that is not a U.S. Holder or an entity treated as a partnership for U.S. federal income tax purposes.
     This discussion is not addressed to Non-U.S. Holders who own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Amkor entitled to vote, who are controlled foreign corporations related to Amkor through stock ownership, or who, on the date of acquisition of the Notes, owned Notes with a fair market value of more than 5% of the fair market value of the common stock of Amkor. Additionally, this discussion does not describe the U.S. federal income tax consequences to Non-U.S. Holders who are engaged in a trade or business in the United States with which the Notes are effectively connected, or who are individuals present in the United States for 183 days or more in the taxable year of disposition. Such Non-U.S. Holders will generally be subject to special rules and should consult their own tax advisors regarding the U.S. federal income tax consequences applicable to their particular situation.
      Deemed Exchange of Notes
     Subject to the discussion below concerning backup withholding, any gain realized by a Non-U.S. Holder on a deemed exchange of Old Notes for New Notes (as described above) will not be subject to U.S. federal income tax.
     Deemed payments of interest (including original issue discount, if any) to any Non-U.S. Holder on a deemed exchange of Old Notes for New Notes will not be subject to U.S. federal withholding tax, provided that the Non-U.S. Holder certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person.
      Taxation of the Consent Fee
     The law is unclear with respect to the tax treatment of the Consent Fee. If the receipt of a Consent Fee by a Non-U.S. Holder is treated as separate consideration for consenting to the Proposed Waivers, such payment may be subject to U.S. withholding tax at a 30% rate, subject to reduction pursuant to an applicable treaty. Because Amkor intends to treat the Consent Fee for U.S. federal income tax purposes as a fee paid to Holders in consideration of such Holders’ consent to the Proposed Waivers, Amkor intends to withhold taxes from the payment of the Consent Fee unless an exemption or partial reduction is properly established. Non-U.S. Holders are urged to consult their own tax advisors as to the U.S. federal income tax treatment of the Consent Fee and the possibility of obtaining a refund with respect to any U.S. federal taxes withheld therefrom.
      Information Reporting and Backup Withholding
     Information returns will be filed with the IRS in connection with the payment of the Consent Fee and any deemed interest payments with respect to any deemed exchange of Old Notes for New Notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, the Non-U.S. Holder may be subject to U.S. backup withholding on any Consent Fee payments or deemed interest payments with respect to the Notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.
Tax Considerations for Non-Consenting Holders
     Amkor intends to treat the Proposed Waivers as not constituting a significant modification to non-consenting Holders, and therefore, as discussed above, the Consent Solicitation should generally have no U.S. federal income tax consequences to such Holders.
FORWARD-LOOKING STATEMENTS
     This Consent Solicitation Statement and the information incorporated by reference in this Consent Solicitation Statement may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the factors outlined under “Certain Considerations” and information contained in our publicly available filings with the Securities and Exchange Commission. These factors may cause our actual results to differ materially from any forward-looking statement.
     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of such statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
WHERE YOU CAN FIND MORE INFORMATION
     Amkor is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the SEC. Such reports and other information can be inspected, without charge, and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a web site at http://www.sec.gov, which contains reports and other information regarding registrants that file electronically with the SEC. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please be aware that, as stated above under “Certain Considerations—Lack of Public Disclosure Concerning Amkor,” Amkor’s previously issued financial statements, including those contained in Amkor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, Amkor’s Quarterly Reports on Form 10-Q filed during 2005 and Amkor’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 should no longer be relied on and are being restated.
     Amkor incorporates by reference into this Consent Solicitation Statement any future filings Amkor may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than document or information deemed to have been furnished but not filed in according with SEC rules), after the date of this Consent Solicitation Statement and prior to the earlier of the Consent Date and the termination or withdrawal of the Consent Solicitation.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Consent Solicitation Statement to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement. Amkor is not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules. In addition, any information contained on Amkor’s website is not a part of this Consent Solicitation Statement or the related Letter of Consent.
     Amkor will provide, without charge, to each Holder to whom this Consent Solicitation Statement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents relating to Amkor that are incorporated herein by reference, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Amkor at Investor Relations, Attn: Jeffrey Luth, 1900 South Price Road, Chandler, Arizona 85248; Tel: (480) 821-5000 ext. 5130.

The Information Agent and Tabulation Agent for the Consent Solicitation is:
Global Bondholder Services Corporation
65 Broadway — Suite 723
New York, New York 10006
Attn: Corporate Actions
Banks and Brokers call: (212) 430-3774
Toll free (866) 470-3800
By Facsimile:
(For Eligible Institutions Only):
(212) 430-3775
Confirmation:
(212) 430-3774
By Mail, Overnight Courier or Hand Delivery:
65 Broadway — Suite 723
New York, New York 10006
     Requests for assistance in completing and delivering the Letter of Consent or requests for additional copies of this Consent Solicitation Statement, the accompanying Letter of Consent and other related documents should be directed to the Tabulation Agent:
The Solicitation Agent for the Consent Solicitation is:
Jefferies & Company, Inc.
12th Floor
520 Madison Avenue
New York, New York 10022
(888) 272-1901 (Call U.S. Toll-Free)
(917) 421-1901